UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2019

Ameresco, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34811	04-3512838
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 410, Framingham, MA	01701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 661-2200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	AMRC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 28, 2019, Ameresco, Inc. (“Ameresco”) entered into a fourth amended and restated bank credit facility with Bank of America, N.A., SunTrust Robinson Humphrey, Inc. and Webster Bank, N.A., for whom Bank of America, N.A. acts as Administrative Agent. The new credit facility replaces and extends Ameresco’s existing credit facility, which was scheduled to expire in accordance with its terms on June 30, 2020. Ameresco expects to use the new credit facility for general corporate purposes of Ameresco and its subsidiaries, including permitted acquisitions, refinancing of existing indebtedness and working capital.

The credit facility consists of a $115 million revolving credit facility and a $65 million term loan. The revolving credit facility may be increased by up to an additional $100 million at Ameresco’s option if lenders are willing to provide such increased commitments, subject to certain conditions. Ameresco is the sole borrower under the credit facility. The obligations under the credit facility are guaranteed by certain of Ameresco’s direct and indirect wholly owned domestic subsidiaries and are secured by a pledge of all of Ameresco’s and such subsidiary guarantors’ assets, other than the equity interests of certain subsidiaries and assets held in non-core subsidiaries (as defined in the agreement). Immediately following the closing, there was approximately $18 million of borrowings outstanding under the revolving credit facility and $65 million outstanding under the term loan.

The interest rate for borrowings under the credit facility is based on, at Ameresco’s option, either (1) a base rate equal to the highest of (a) the Federal Funds Rate (as defined in the agreement) plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” or (c) the Eurocurrency Rate (as defined in the agreement) plus 1.5%, plus, depending on Ameresco’s ratio of Total Funded Debt to EBITDA (each as defined in the agreement), a margin of up to 0.75%; or (2) a rate based on the London Inter-Bank Offered Rate (“LIBOR”), or its successor, plus a margin of 1.50% to 2.25%, depending on Ameresco’s ratio of Total Funded Debt to EBITDA. A commitment fee of between 0.25% and 0.35%, depending on Ameresco’s core leverage ratio (as defined in the agreement), is payable quarterly on the undrawn portion of the revolving credit facility. Immediately following the closing, the interest rate for borrowings under the revolving credit facility was 4.60% and interest rate for borrowings under the term loan was 4.56%.

The revolving credit facility does not require amortization of principal. The term loan requires quarterly principal payments of approximately $1.2 million, with the balance due at maturity. All borrowings may be paid before maturity in whole or in part at Ameresco’s option without penalty or premium, other than reimbursement of any breakage and deployment costs in the case of LIBOR borrowings.

The credit facility limits Ameresco’s and its subsidiaries’ ability to, among other things: incur additional indebtedness; incur liens or guarantee obligations; merge, liquidate or dispose of assets; make acquisitions or other investments; enter into hedging agreements; pay dividends and make other distributions and engage in transactions with affiliates, except in the ordinary course of business on an arms’ length basis.

Under the credit facility, Ameresco and its subsidiaries may not invest cash or property in, or loan to, Ameresco’s non-core subsidiaries in aggregate amounts exceeding 49% of Ameresco’s consolidated stockholders’ equity, as calculated in accordance with the agreement. In addition, under the credit facility, Ameresco and its core subsidiaries must maintain the following financial covenants:

•	a ratio of total funded debt to EBITDA of less than 3.25 to 1.0; and

•	a debt service coverage ratio (as defined in the agreement) of at least 1.5 to 1.0.

Any failure to comply with the financial or other covenants of the credit facility would not only prevent Ameresco from being able to borrow additional funds, but would constitute a default, permitting the lenders to, among other things, accelerate the amounts outstanding, including all accrued interest and unpaid fees, under the credit facility, to terminate the credit facility, and enforce liens against the collateral.

The credit facility also includes several other customary events of default, including a change in control of Ameresco, permitting the lenders to accelerate the indebtedness, terminate the credit facility, and enforce liens against the collateral.

The revolving credit facility and term loan mature on June 28, 2024, when all amounts will be due and payable in full.

Certain of the lenders, agents and other parties to the Third Amended and Restated Credit and Security Agreement (the “Credit Agreement”), and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, capital markets and other advisory services to Ameresco, Inc. or its subsidiaries; they have received, and may in the future receive, customary compensation from Ameresco, Inc. or its subsidiaries for such services.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The discussion in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed on the Exhibit Index immediately following the signature page is filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERESCO, INC.

Date: July 1, 2019	By:	/s/ Mark A. Chiplock
Mark A. Chiplock
Vice President and Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fourth Amended and Restated Credit and Security Agreement dated as of June 28, 2019 among Ameresco, Inc., certain guarantors party thereto, certain lenders party thereto from time to time and Bank of America, N.A. as Administrative Agent.